Exhibit 99.1

CIMG INC.

UNAUDITED PRO FORMA BALANCE SHEET

The below unaudited pro forma balance sheet is being filed in order to evidence the compliance of CIMG Inc. (the “Company”) with the requirement under Nasdaq Listing Rule 5550(b)(1) that the Company maintain minimum shareholders’ equity of at least $2.5 million for continued listing on the Nasdaq Capital Market.

The unaudited pro forma balance sheet below constitutes the Company’s unaudited balance sheet as of July 31, 2025, as adjusted on a pro forma basis to include the effects of the Company’s four significant transactions described in the Current Report on Form 8-K to which this Exhibit 99.1 is appended (all of which occurred after the September 30, 2025 date of the balance sheet). Those significant transactions consist of:

(i)	On August 21, 2025, the Company entered into a Convertible Note Purchase Agreement with certain non-U.S. investors for an aggregate principal amount of US $4,000,000. The notes bear interest at 7% per annum, mature on August 31, 2026, and are convertible into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) at US $0.24 per share. Holders converted their notes in full, and the Company issued an aggregate 8,333,333 shares of Common Stock on September 9, 2025 (the remaining conversion of 8,333,333 shares of Common Stock occurred in October 2025); and

(ii)	On September 2, 2025, the Company closed a private offering of 220,000,000 shares of Common Stock to non-U.S. investors under a Securities Purchase Agreement dated August 25, 2025, for aggregate cash consideration of US $55 million (at US $0.25 per share). Of these shares, 148,100,000 were issued upon closing (the remaining issuances of 71,900,000 shares of Common Stock occurred in October 2025).

The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the pro forma balance sheet set forth below. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the pro forma balance sheet set forth below.

CIMG Inc.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	30-Sep-25	30-Sep-24
ASSETS
Current assets:
Cash and cash equivalents	$137,372	$464,222
Trading Financial Assets	55,000,000	-
Accounts receivable, net	102,845	-
Inventories, net	11,758,981	4,548,035
Assets Held for Sale-Current	-	10,736
Prepaid expenses and other current assets	3,557,741	382,648
Total current assets	70,556,939	5,405,641

Non-current assets:
Property and equipment, net	2,200	2,268
Right-of-use asset - operating lease	-	99,746
Intangible assets, net	2,056,260	80,000
Total non-current assets	2,058,460	182,014

Total assets	$72,615,399	$5,587,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,618,923	$2,240,337
Short term loan	424,836	1,920,507
Current portion of lease liability - operating lease	-	100,962
Convertible Notes	-	1,063,624
Convertible Note-related party	-	319,220
Other payables-related party	-	7,500
Other current liabilities	21,050,946	586,173
Total current liabilities	23,094,705	6,238,323

Total liabilities	$23,094,705	$6,238,323

Stockholders’ equity:
196,514,084 and 4,978,245 Common shares issued and outstanding as of September 30, 2025 and 2024, respectively	1,965	50
Minority interest	872,337	-
Additional paid in capital	136,232,446	81,260,605
Accumulated deficit	(88,085,948)	(82,344,722)
Accumulated other comprehensive income	499,894	433,399
Total stockholders’ equity	49,520,694	(650,668)
Total liabilities and stockholders’ equity	$72,615,399	$5,587,655